Exhibit 1

Casey Capital Criticizes Essex Rental Incumbent Board
NEW YORK, May 18, 2015 /PRNewswire/ -- Casey Capital, LLC (together with its affiliates and other participants in its solicitation, "Casey Capital"), beneficial owners of approximately 5.9% of the outstanding shares of common stock of Essex Rental Corp. (NASDAQ: ESSX) ("Essex" or the "Company"), on May 18, 2015 delivered a letter to the Company. The full text of Casey Capital's letter is included below and is filed with the Securities and Exchange Commission.
May 18, 2015
Essex Rental Corp.
Board of Directors
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089

Gentlemen:
Lee D. Keddie and Casey Capital believe all stockholders should be concerned with several of the actions that Essex has taken recently.
1.            Promptly after Lawrence Levy engaged with us to negotiate a resolution to the proxy contest, Essex told stockholders to disregard our proxy materials. At approximately 9 a.m. on May 12, 2015 Essex filed with the SEC a letter addressed to us asking us to engage in discussion regarding settling the differences between our group and Essex.  This letter from Essex contained an offer to appoint Lee Keddie and John Climaco to the board after the annual meeting so that they would constitute two of the board's seven members.   Since we were very much open to reaching a settlement, we responded to Essex less than thirty minutes after that letter was filed.  We followed up our response by arranging a call at a time that was convenient for Laurence Levy that very same evening.   The call that took place that evening was very cordial and we felt optimistic that a settlement could be reached after working out all the details of the needed cost-cutting program and the details of the needed improvement to corporate governance. To our surprise and dismay, early on the morning of May 14, 2015, Essex filed an additional definitive proxy statement that told shareholders that Essex would not be counting votes cast for our nominees at the annual meeting, that we have failed to comply with Essex's Bylaws, that our nomination notice is invalid, and that our proxy materials, including our own proxy card, should be disregarded.  We believe that many Essex stockholders are as shocked and disappointed by this stunt as we are.  Some Essex shareholders may regard this as "voter suppression" with Essex attempting to persuade shareholders to not even bother to vote.

2.            Lawrence Levy repeatedly states that Essex plans to disregard all the shareholder votes for our nominees.   Essex maintains that Lee Keddie's nomination notice fails to comply with the Bylaws because Lee Keddie is not identified on the stock ledger maintained by Essex's transfer agent, Continental Stock Transfer and Trust Company.  Essex claims that only stockholders who appear on Continental's stock ledger are entitled to vote at the meeting and make nominations.   We have told Essex several times, including in our public filings with the SEC, that Lee Keddie is in fact identified on Continental's records as stockholders. Lee Keddie holds a written statement of direct registration issued by Continental and dated March 25, 2015 as evidence that he is on the stock ledger. We have provided a copy of this statement of direct registration to Essex.  Essex continues to make misleading statements to stockholders on this issue.   Essex's own transfer agent's records directly support this fact.   Essex's own transfer agent's records directly contradict Lawrence Levy's statements.
3.            Essex appears intent on ballooning the expenses of this proxy contest.   Essex is apparently ignoring the stock ownership records of its own transfer agent.  Essex is claiming that Mr. Keddie is not on the stock ledger and therefore not entitled to make nominations at the annual meeting.   Essex is saying that Essex will refuse to count the votes that shareholders cast for our slate.  If indeed Essex refuses to count the votes that shareholders cast for our slate, our only recourse will be in the Delaware courts, an expensive and unpleasant prospect.
Casey Capital calls upon Essex's incumbent board members to take seriously their individual fiduciary duties under applicable law.  Incumbent board members should take a close look at the actions of Lawrence Levy.  Are these actions being taken for the benefit of all shareholders or are these actions being taken in an attempt to thwart the will of the majority of shareholders and preserve the special compensation package and perks that Lawrence Levy now enjoys?
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Keating Muething & Klekamp is acting as legal advisor to Casey Capital.

About Casey Capital, LLC

Casey Capital is an investment manager based in Sherman, Connecticut, founded in 2002 by Kevin Casey. Casey invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus.

Cautionary Statement Regarding Opinions and Forward-Looking Statements
Certain information contained herein constitutes "forward-looking statements" with respect to Essex, which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "could," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casey Capital are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casey Capital reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casey Capital disclaims any obligation to update the information contained herein. Casey Capital and/or one or more of the funds it manages may purchase additional Essex shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Investor Contact:
Casey Capital, LLC
Kevin Casey
646-825-4630

CASEY CAPITAL, LLC ("CASEY CAPITAL") HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF ESSEX RENTAL CORP. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASEY CAPITAL, KC GAMMA OPPORTUNITY FUND, LP, KEVIN CASEY, LEE KEDDIE, JOHN CLIMACO AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS"), BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD ARE BEING FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, D.F. KING & CO., INC., CASEY CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING D.F. KING AT (212) 269-5550 OR TOLL-FREE AT (866) 406-2283.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE SCHEDULE 14A TO FILED BY CASEY CAPITAL WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. LEE KEDDIE BENEFICIALLY OWNS 500 SHARES OF ESSEX COMMON STOCK; KEVIN CASEY, CASEY CAPITAL AND KC GAMMA OPPORTUNITY FUND BENEFICALLY OWNS 1,462,634 SHARES OF ESSEX COMMON STOCK.